Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our reports dated March 3, 2025, in Amendment No. 2 to the Registration Statement (Form S-3 No. 333-282460) and related Prospectus of Neumora Therapeutics, Inc. for the registration of common stock, preferred stock, debt securities, warrants and/or units.

/s/ Ernst & Young LLP

San Jose, California

March 3, 2025